Filed Pursuant to Rule 424(b)(2)
Registration No. 333-206020

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Floating Rate Notes due 2020	$1,000,000,000	100%	$1,000,000,000	$124,500.00
Total	$1,000,000,000		$1,000,000,000	$124,500.00

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-206020

Prospectus Supplement to Prospectus dated May 8, 2017

Becton, Dickinson and Company

$1,000,000,000 Floating Rate Notes due 2020

We are offering $1,000,000,000 aggregate principal amount of Floating Rate Notes due 2020 (the “notes”). The notes will mature on December 29, 2020. Interest on the notes will be payable in cash quarterly in arrears on March 29, June 29, September 29 and December 29, beginning June 29, 2018.

We may redeem the notes, at our option, on or at any time after the first business day after the date that is one year following the date of issuance of the notes, either as a whole or in part, at 100% of the aggregate principal amount of notes being redeemed, plus accrued and unpaid interest. See “Description of Notes—Optional Redemption.” In addition, if a change of control triggering event occurs as described in this prospectus supplement under the heading “Description of Notes—Offer to the Repurchase Upon Change of Control Triggering Event,” we will be required to offer to purchase the notes from the holders.

We expect to use the net proceeds of this offering, together with the net proceeds from our EUR Notes Offering (as defined herein), to repay $1.366 billion principal amount outstanding under our Term Loan Facility (as defined herein) and our Revolving Credit Facility (as defined herein) and to pay accrued interest, related premiums, fees and expenses in connection therewith. See “Summary—Recent Developments—EUR Notes Offering.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness.

The notes will not be listed on any securities exchange.

Investing in the notes involves risks that are described in the “Risk Factors” section of this prospectus supplement beginning on page S-10 and in our latest Annual Report on Form 10-K, which is incorporated by reference into this prospectus supplement (as such risk factors may be updated from time to time in our public filings).

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the related prospectus. Any representation to the contrary is a criminal offense.

	Initial public offering price			Underwriting discounts		Proceeds, before expenses, to Becton, Dickinson
	Per Note	Total		Per Note	Total	Per Note	Total
Notes offered hereby	100.00%	$1,000,000,000	(1)	0.25%	$2,500,000	99.75%	$997,500,000
(1)	Plus accrued interest on the notes from March 1, 2018, if settlement occurs after that date.

The underwriters expect to deliver the notes to purchasers in book-entry form only through the facilities of The Depository Trust Company (“DTC”), against payment in New York, New York on or about March 1, 2018.

Joint Book-Running Managers

Barclays		Wells Fargo Securities
Co-Managers
BNY Mellon Capital Markets, LLC	ING	Loop Capital Markets	PNC Capital Markets LLC
Standard Chartered Bank	TD Securities	US Bancorp	The Williams Capital Group, L.P.

The date of this prospectus supplement is February 27, 2018

Prospectus Supplement

Prospectus

Neither we nor the underwriters have authorized any other person to give any information not contained in or incorporated by reference into this prospectus supplement or the accompanying prospectus or in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus supplement and the accompanying prospectus and any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you constitute an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus supplement and

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the accompanying prospectus and in any free writing prospectus relating to this offering prepared by or on behalf of us or to which we have referred you is current only as of the respective dates of such documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement which contains specific information about the terms of this offering. This prospectus supplement also adds and updates information contained in, or incorporated by reference into, the accompanying prospectus. The second part, the accompanying prospectus, provides more general information about us and securities we may offer from time to time, some of which may not apply to this offering of notes. This prospectus supplement and the accompanying prospectus incorporate by reference important business and financial information about us that is not included in or delivered with this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus together with the additional information below under the heading “Where You Can Find More Information and Incorporation by Reference.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus or any document incorporated herein or therein by reference, you should rely on the information in this prospectus supplement.

As used in this prospectus supplement, unless otherwise specified or unless the context indicates otherwise, the terms “Company,” “Becton, Dickinson,” “BD,” “we,” “us,” and “our” refer to Becton, Dickinson and Company and its consolidated subsidiaries.

References herein to “$” and “dollars” are to the lawful currency of the United States. The financial information presented or incorporated by reference in this prospectus supplement and the accompanying prospectus has been prepared in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”).

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WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus supplement and accompanying prospectus form a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus supplement until the termination of the offering under this prospectus supplement:

(a)	our Annual Report on Form 10-K for the fiscal year ended September 30, 2017;
(b)	our Quarterly Report on Form 10-Q for the three months ended December 31, 2017;
(c)	the portions of our Proxy Statement on Schedule 14A for our 2018 annual meeting of stockholders filed with the SEC on December 14, 2017 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2017; and
(d)	our Current Reports on Form 8-K filed with the SEC on December 29, 2017 (both filings, other than the information furnished pursuant to Item 7.01 thereto), January 24, 2018, February 15, 2018 and February 22, 2018.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary of Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this prospectus supplement and, therefore, is not incorporated herein by reference.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “may,” “anticipate,” “estimate,” “pro forma” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance (including volume growth, sales and earnings per share growth, and cash flows) and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. All statements that address our future operating performance or events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are, and will be, based on management’s then-current views and assumptions regarding future events, developments and operating performance and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results could vary materially from expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

The following are some important factors that could cause actual results of our company to differ from our expectations in any forward-looking statements. For further discussion of certain of these factors, see “Risk Factors” in this prospectus supplement and in our latest Annual Report on Form 10-K, and in our future filings with the SEC. See “Where You Can Find More Information and Incorporation by Reference.”

•	Weakness in the global economy and financial markets, which could increase the cost of operating our business, weaken demand for our products and services, negatively impact the prices we can charge for our products and services, or impair our ability to produce our products;
•	Competitive factors that could adversely affect our operations, including new product introductions (for example, new forms of drug delivery) by our current or future competitors, increased pricing pressure due to the impact of low-cost manufacturers, patents attained by competitors (particularly as patents on our products expire), and new entrants into our markets;
•	Risks relating to our acquisition of C. R. Bard, Inc., a New Jersey corporation (“Bard”), including our ability to successfully combine and integrate the Bard operations in order to obtain the anticipated benefits and costs savings from the transaction, and the significant additional indebtedness we incurred in connection with the financing of the acquisition and the impact this increased indebtedness may have on our ability to operate the combined company;
•	The impact resulting from the recent U.S. tax reform, commonly referred to as the Tax Cuts and Job Act (the “TCJA”), which, among other things, reduces the U.S. federal corporate tax rate, imposes a one-time tax on earnings of certain foreign subsidiaries that were previously tax deferred, and imposes a new minimum tax on foreign earnings. While we recognized a provisional expense during the quarter ended December 31, 2017, based on what we believe is a reasonable estimate of the income tax effects of the TCJA, this expense could change materially as we refine our analysis;
•	The adverse financial impact resulting from unfavorable changes in foreign currency exchange rates;
•	Regional, national and foreign economic factors, including inflation, deflation, and fluctuations in interest rates, and their potential effect on our operating performance;
•	Our ability to achieve our projected level or mix of product sales, as our earnings forecasts are based on projected sales volumes and pricing of many product types, some of which are more profitable than others;
•	Changes in reimbursement practices of third-party payers or adverse decisions relating to our products by such payers, which could reduce demand for our products or the price we can charge for such products;

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•	The impact of the medical device excise tax under the Patient Protection and Affordable Care Act in the U.S. While this tax has been suspended through December 31, 2019, it is uncertain whether the suspension will be extended beyond that date;
•	Healthcare reform in the U.S. or in other countries in which we do business that may involve changes in government pricing and reimbursement policies or other cost containment reforms;
•	Changes in domestic and foreign healthcare industry practices that result in a reduction in procedures using our products or increased pricing pressures, including the continued consolidation among healthcare providers and trends toward managed care and healthcare cost containment;
•	The impact of changes in U.S. federal laws and policy that could affect fiscal and tax policies, healthcare, and international trade agreements.
•	Fluctuations in the cost and availability of oil-based resins and other raw materials, as well as certain components used in our products, the ability to maintain favorable supplier arrangements and relationships (particularly with respect to sole-source suppliers), and the potential adverse effects of any disruption in the availability of such items;
•	Security breaches of our information technology systems or our products, which could impair our ability to conduct business, result in the loss of our trade secrets or otherwise compromise sensitive information of BD or its customers, suppliers and other business partners, or of customers’ patients, or result in product efficacy or safety concerns for certain of our products;
•	Difficulties inherent in product development, including the potential inability to successfully continue technological innovation, successfully complete clinical trials, obtain regulatory approvals in the United States and abroad, obtain intellectual property protection for our products, obtain coverage and adequate reimbursement for new products, or gain and maintain market approval of products, as well as the possibility of infringement claims by competitors with respect to patents or other intellectual property rights, all of which can preclude or delay commercialization of a product. Delays in obtaining necessary approvals or clearances from the U.S. Food and Drug Administration (“FDA”) or other regulatory agencies or changes in the regulatory process may also delay product launches and increase development costs;
•	The impact of business combinations, including any volatility in earnings relating to acquisition-related costs, and our ability to successfully integrate any business we may acquire;
•	Our ability to penetrate or expand our operations in emerging markets, which depends on local economic and political conditions, and how well we are able to acquire or form strategic business alliances with local companies and make necessary infrastructure enhancements to production facilities and distribution networks. Our international operations also increase our compliance risks, including risks under the Foreign Corrupt Practices Act and other anti-corruption laws;
•	Political conditions in international markets, including civil unrest, terrorist activity, governmental changes, trade barriers, restrictions on the ability to transfer capital across borders and governmental expropriation of assets. This includes the possible impact of the June 2016 advisory referendum by British voters to exit the European Union, which has created uncertainties affecting business operations in the United Kingdom and the EU;
•	Deficit reduction efforts or other actions that reduce the availability of government funding for healthcare and research, which could weaken demand for our products and result in additional pricing pressures, as well as create potential collection risks associated with such sales;
•	Fluctuations in university or U.S. and international governmental funding and policies for life sciences research;
•	Fluctuations in the demand for products we sell to pharmaceutical companies that are used to manufacture, or are sold with, the products of such companies, as a result of funding constraints, consolidation or otherwise;
•	The effects of events that adversely impact our ability to manufacture our products (particularly where production of a product line is concentrated in one or more plants) or our ability to source materials or

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components from suppliers (including sole-source suppliers) that are needed for such manufacturing. In particular, damage to our manufacturing facilities in Puerto Rico resulting from Hurricane Maria in September 2017 could adversely impact our earnings results for fiscal year 2018;

•	Pending and potential future litigation or other proceedings asserting, and/or subpoenas seeking information with respect to, alleged violations of law (including in connection with federal and/or state healthcare programs (such as Medicare or Medicaid) and/or sales and marketing practices (such as the civil investigative demands received by BD)), antitrust claims, product liability (which may involve lawsuits seeking class action status or seeking to establish multidistrict litigation proceedings, including claims relating to our hernia repair implant products, surgical continence products for women and vena cava filter products), claims with respect to environmental matters, and patent infringement, and the availability or collectability of insurance relating to any such claims;
•	New or changing laws and regulations affecting our domestic and foreign operations, or changes in enforcement practices, including laws relating to trade, monetary and fiscal policies, taxation (including tax reforms that could adversely impact multinational corporations), sales practices, environmental protection, price controls, and licensing and regulatory requirements for new products and products in the postmarketing phase. In particular, the U.S. and other countries may impose new requirements regarding registration, labeling or prohibited materials that may require us to re-register products already on the market or otherwise impact our ability to market our products. Environmental laws, particularly with respect to the emission of greenhouse gases, are also becoming more stringent throughout the world, which may increase our costs of operations or necessitate changes in our manufacturing plants or processes or those of our suppliers, or result in liability to us;
•	Product efficacy or safety concerns regarding our products resulting in product holds or recalls, regulatory action on the part of the FDA or foreign counterparts (including restrictions on future product clearances and civil penalties), declining sales and product liability claims, and damage to our reputation. As a result of our acquisition of CareFusion Corporation (“CareFusion”) in which we acquired a 100% interest in CareFusion (the “CareFusion Acquisition”), we are operating under a consent decree with the FDA relating to our U.S. infusion pump business. The consent decree authorizes the FDA, in the event of any violations in the future, to order us to cease manufacturing and distributing products, recall products or take other actions, and we may be required to pay significant monetary damages if we fail to comply with any provision of the consent decree;
•	Risks relating to the CareFusion Acquisition, including our ability to continue to successfully combine and integrate the CareFusion operations in order to fully obtain the anticipated benefits and costs savings from the transaction;
•	The effect of adverse media exposure or other publicity regarding our business or operations, including the effect on our reputation or demand for our products;
•	The effect of market fluctuations on the value of assets in our pension plans and on actuarial interest rate and asset return assumptions, which could require us to make additional contributions to the plans or increase our pension plan expense;
•	Our ability to obtain the anticipated benefits of restructuring programs, if any, that we may undertake; and
•	Issuance of new or revised accounting standards by the Financial Accounting Standards Board or the SEC.

The foregoing list sets forth many, but not all, of the factors that could impact our ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

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SUMMARY

This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. Before making an investment decision, you should read the entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including the section entitled “Risk Factors” in this prospectus supplement and “Part I, Item 1A—Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017 (as such risk factors may be updated from time to time in our public filings, including in our Quarterly Report on Form 10-Q incorporated by reference herein).

Our Company

We are a global medical technology company engaged in the development, manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public. We provide customer solutions that are focused on improving medication management and patient safety; supporting infection prevention practices; equipping surgical and interventional procedures; improving drug delivery; aiding anesthesiology care; enhancing the diagnosis of infectious diseases and cancers; advancing cellular research and applications; and supporting the management of diabetes. As of December 31, 2017, we had approximately 65,000 employees across 50 countries who work in close collaboration with customers and partners to help enhance outcomes, lower health care delivery costs, increase efficiencies, improve health care safety and expand access to health.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus supplement and, therefore, is not incorporated herein by reference.

Recent Developments

The Bard Acquisition

On December 29, 2017, BD completed the acquisition of Bard (the “Bard Acquisition”). Pursuant to the terms of the Agreement and Plan of Merger, dated as of April 23, 2017, as amended by that certain Amendment No. 1, dated as of July 28, 2017, among BD, Bard and Lambda Corp, a Delaware corporation and wholly-owned subsidiary of BD (“Merger Corp”), Merger Corp merged with and into Bard, with Bard as the surviving entity (the “Merger”). As a result of the Merger, Bard became a wholly-owned subsidiary of BD.

Bard Products

Bard products include medical, surgical, diagnostic and patient care devices, as further described below.

Vascular Products

Bard’s vascular products cover a wide range of minimally invasive devices for the treatment of peripheral vascular disease (“PVD”) and end-stage renal disease (“ESRD”). These products include: percutaneous transluminal angioplasty (“PTA”) catheters, chronic total occlusion (“CTO”) catheters, guidewires, fabrics, meshes, introducers and accessories; valvuloplasty balloons; peripheral vascular stents, self-expanding and balloon-expandable covered stents and vascular grafts; vena cava filters; and biopsy devices. Bard’s PTA catheters are used by clinicians for the treatment of arterial venous access stenosis and other PVDs. Bard’s line of peripheral vascular stents, covered stents and vascular grafts are approved for use in the superficial femoral and proximal popliteal arteries. Bard’s vena cava filters product line includes devices that can be either permanently implanted or retrieved after the threat of blood clots traveling from the lower extremities to a patient’s lungs has passed. Bard also offers products for the treatment of ESRD through a broad line of long-term dialysis catheters. Bard also offers a market leading portfolio of automatic core needle biopsy devices, and sells a wide variety of products across the percutaneous breast biopsy and tissue marker segments.

Urology Products

Bard’s urology products include basic urology drainage products, fecal and urinary continence products, urological specialty products and Targeted Temperature ManagementTM products. The Foley catheter, which Bard introduced in 1934, remains one of the most frequently used products in the urology field and Bard has a market-leading position in Foley catheters. Bard also has a line of intermittent self-catheters and male external catheters, primarily used in non-acute settings. In January 2016, Bard acquired Liberator Medical Holdings, Inc., a durable medical equipment supplier, to vertically integrate and expand its presence in the non-acute segment of the market. Other products include: fecal incontinence products; brachytherapy devices and radioactive seeds used to treat prostate cancer; intermittent urinary drainage catheters, urine monitoring and collection systems; ureteral stents; and specialty devices for stone removal procedures. Bard products also include a proprietary line of catheter stabilization devices, which are used primarily to secure peripheral intravenous catheters, thereby reducing restarts and other complications. These devices are also used to secure many other types of catheters sold by Bard and other companies, including Foley catheters. In addition, Bard markets the Arctic Sun® system with gel pads providing therapy for patients requiring Targeted Temperature ManagementTM.

Oncology Products

Bard’s oncology products cover a wide range of devices used in the treatment and management of various cancers and other diseases and disorders. These include specialty vascular access catheters and ports, vascular access ultrasound devices, dialysis access catheters and enteral feeding devices. Bard sells a broad line of peripherally inserted central catheters (“PICCs”). Bard’s PowerPICC® catheters and PowerPort® devices can also be used to inject contrast media at high flow rates. These devices eliminate the need to place an additional catheter in the significant number of PICC and port recipients who also require contrast enhanced CT (computed tomography) scans. Bard’s Site-Rite® vascular access ultrasound device and SherlockTM tip locator system help nurses place a PICC at a patient’s bedside, making PICCs a more convenient and cost-effective treatment option. Bard’s 3CG Tip Confirmation SystemTM can be used in place of imaging technologies such as x-rays to confirm proper placement of the PICC prior to treatment. For patients not requiring central venous access, Bard offers a wide range of midline catheters as well as guidewire-assisted peripheral intravenous lines.

Surgical Specialty Products

Bard’s surgical specialty products include implanted grafts and fixation devices for hernia and soft tissue repairs in addition to hemostats and surgical sealants. Bard’s soft tissue repair products consist of hernia repair grafts, including permanent synthetic and bioresorbable synthetic products, natural-tissue configurations, and hernia fixation devices. Bard has a full line of products for inguinal (groin) hernias, and also sell products for the repair of ventral (abdominal) hernias. In addition, Bard markets the ECHO PS® Positioning System, which helps facilitate mesh deployment in laparoscopic surgical repair. Bard also sells a line of natural-tissue products used to repair complex ventral hernias and soft tissue reconstruction. Bard also sells XenMatrix® AB, the first of its kind anti-bacterial natural-tissue surgical graft. Bard also offers the Progel© surgical sealant, which is the only FDA-approved product available for intraoperative sealing of air leaks in connection with open, video-assisted and robotic thoracic surgery. Bard’s hemostat product line complements Bard’s Progel© surgical sealant technology and is a plant based hemostat that is used as an adjunct to mechanical techniques to control bleeding in a variety of surgical procedures.

Changes to Our Business Segments

BD’s operations were previously divided into two worldwide business segments: BD Medical and BD Life Sciences. Beginning with BD’s Form 10-Q for its second fiscal quarter of fiscal year 2018, BD will revise its reportable business segments by including a new third segment, BD Interventional (the “BD Interventional Segment”). The BD Interventional segment will include the majority of Bard’s product offerings and certain product offerings previously reported in the former Medication and Procedural Solutions unit within BD’s existing Medical segment (the “BD Medical Segment”), including BD ChloraPrep™ surgical, certain infection prevention products, and our V. Mueller™ product line. In addition, the new Medication Delivery Solutions unit within the BD Medical Segment will include the majority of BD’s former Medication and Procedural Solutions unit as well as certain Bard products, including PICCs, midlines, central venous catheters, acute dialysis, ultrasonic imaging and certain urology products.

EUR Notes Offering

On February 16, 2018, we entered into an underwriting agreement with Barclays Bank PLC (the “EUR Debt Underwriter”), in connection with the offer and sale by us to the EUR Debt Underwriter (the “EUR Notes Offering”) of €300 million aggregate principal amount of additional 0.368% Notes due 2019 (the “EUR Notes”). On February 22, 2018, we consummated the EUR Notes Offering and issued €300,000,000 aggregate principal amount of the EUR Notes. We expect to use the net proceeds of this offering, together with the net proceeds from our EUR Notes Offering, to repay $1.366 billion principal amount outstanding under our Term Loan Facility and our Revolving Credit Facility and to pay accrued interest, related premiums, fees and expenses in connection therewith. An affiliate of one of the underwriters for this offering also acted as the underwriter for the EUR Notes Offering. We estimate that the net proceeds to us from the EUR Notes Offering will be approximately €299.3 million or $371.1 million based on an exchange rate of €1.00 to $1.24 on February 16, 2018, as reported by the London Stock Exchange, after deducting underwriting discounts and estimated EUR Notes Offering expenses payable by us.

THE OFFERING

The following summary contains basic information about the notes and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to “Description of Notes.” As used in this section, the terms “us,” “we” and “our” refer only to Becton, Dickinson and Company and not to any of its subsidiaries.

Issuer
Becton, Dickinson and Company, a New Jersey corporation.
Notes Offered
$1,000,000,000 aggregate principal amount of Floating Rate Notes due 2020.
Maturity Date
December 29, 2020.
Interest Rate
The interest rate for the first Interest Period (as defined under “Description of Notes—Terms of the Notes”) will be 2.94364%. The interest rate for each Interest Period after the first Interest Period will be the Three Month LIBOR, as determined on the applicable Interest Determination Date (as defined under “Description of Notes—Terms of the Notes”), plus 0.875%.
Interest Payment Dates
Interest on the notes will accrue from, and including, March 1, 2018. We will pay interest on the notes quarterly in arrears on March 29, June 29, September 29 and December 29 of each year, commencing June 29, 2018.
Optional Redemption
We may redeem the notes, in whole or in part, on the first business day after the date that is one year following the date of issuance of the notes or at any time or from time to time thereafter at a price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date.
Change of Control Triggering Event Offer
If a change of control triggering event occurs, the holders of the notes will have the right to require us to repurchase the notes, in whole or in part, at a purchase price of 101% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the date of repurchase. For a more complete description of the change of control provisions of the notes, see “Description of Notes— Offer to Repurchase Upon Control Offer Triggering Event.”
Certain Covenants
We will issue the notes under our indenture, dated as of March 1, 1997, between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as trustee. The indenture covenants include a limitation on liens and a restriction on sale and leasebacks, change of control and consolidation, merger and sale of assets covenants. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of Notes—Certain Covenants.”
Priority
The notes will be our senior unsecured obligations, will rank equally in right of payment with all of our other senior unsecured indebtedness and will be effectively subordinated in right of payment to all of our existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness).

As of December 31, 2017, we had an insignificant amount of secured indebtedness and approximately $22.8 billion of total indebtedness (excluding the notes issued in the EUR Notes Offering and the use of proceeds therefrom).

The notes will also be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries, other than any subsidiaries that may guarantee the notes in the future. As of December 31, 2017, our consolidated subsidiaries had approximately $116 million of total indebtedness. See “Risk Factors—Risks Related to the Notes—The notes will be effectively junior to all of our existing and future secured debt and structurally junior to the existing and future obligations of our subsidiaries” and “Description of Notes—Priority.”

Form and Denomination
The notes will be issued in fully registered form in denominations of $1,000 and in integral multiples of $1,000 in excess thereof.
DTC Eligibility
The notes will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Book-Entry; Delivery and Form.”
No Trading Market
The notes constitute a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list the notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop following the consummation of this offering, nor can we provide you with any assurance regarding the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading market develops, you may be unable to resell the notes at any price or at their fair market value or at all.
Use of Proceeds
We estimate that the net proceeds to us from this offering will be approximately $994.8 million, after deducting underwriting discounts and estimated net offering expenses payable by us. We expect to use the net proceeds of this offering, together with the proceeds from the EUR Notes Offering, to repay $1.366 billion principal amount outstanding under our three-year term loan facility incurred in connection with financing the Bard Acquisition (the “Term Loan Facility“) and our revolving credit facility (the “Revolving Credit Facility“) and to pay accrued interest, related premiums, fees and expenses in connection therewith.

The Term Loan Facility matures in December 2020. The loans under the Term Loan Facility have an interest rate equal to either the Eurodollar rate, plus a margin of 112.5 to 200 basis points, or a base rate, plus a margin of 12.5 to 100 basis points. The applicable margin will be determined based on the credit ratings of our then-current long-term senior unsecured, unguaranteed debt securities. As of the date of this offering, the outstanding loans under the Term Loan Facility bear interest at LIBOR plus 1.50% per annum.

The Revolving Credit Facility matures in December 2022. The loans under the Revolving Credit Facility have an interest rate equal to either the Eurodollar rate, plus a margin of 100 to 170 basis points, or a base rate, plus a margin of 0 to 70 basis points. The applicable margin will be determined based on the credit ratings of our then-current long-term senior unsecured, unguaranteed debt securities. As of the date of this offering, the outstanding borrowings under the Revolving Credit Facility bear interest at LIBOR plus 1.30% per annum.

As of the date of this prospectus supplement, we had approximately $2.75 billion aggregate principal amount outstanding under the Term Loan Facility and Revolving Credit Facility.

See “Use of Proceeds.”

Underwriting (Conflicts of Interest)
Certain of the underwriters or their affiliates hold a portion of the Term Loan Facility or the Revolving Credit Facility and accordingly will receive a portion of the net proceeds of this offering. Certain of these underwriters, together with their respective affiliates and associated persons, will receive at least five percent of the net proceeds of this offering and therefore have a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. Consequently, this offering is being conducted in compliance with FINRA Rule 5121.

An affiliate of one of the underwriters for this offering also acted as the underwriter for the EUR Notes Offering.

See “Underwriting (Conflicts of Interest).”

Governing Law
The notes and the related indenture will be governed by the laws of the State of New York.
Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A.
Risk Factors
See “Risk Factors” beginning on page S-10 of this prospectus supplement to read about important factors you should consider before buying the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATIONOF BECTON, DICKINSON

The following summary historical consolidated financial information for each of the three months ended December 31, 2017 and 2016 has been derived from our unaudited interim consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. In the opinion of our management, all adjustments considered necessary for a fair presentation of such interim financial information have been included. The following summary historical consolidated financial information as of September 30, 2017 and 2016 and for each of the years in the three-year period ended September 30, 2017 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement and the accompanying prospectus. The following summary historical consolidated balance sheet data as of December 31, 2016 and September 30, 2015 has been derived from our consolidated financial statements not included or incorporated by reference into this prospectus supplement and the accompanying prospectus. Our operating results for the three months ended December 31, 2017 are not necessarily indicative of the results to be expected for any future periods.

On March 17, 2015, we completed the CareFusion Acquisition. Accordingly, our operating results for the periods following the CareFusion Acquisition may not be comparable to the periods prior to the CareFusion Acquisition. On December 29, 2017, we completed the Bard Acquisition. Accordingly, our operating results for the periods following the Bard Acquisition may not be comparable to the periods prior to the Bard Acquisition.

This information is only a summary and should be read in conjunction with our management’s discussion and analysis of financial condition and results of operations incorporated by reference into this prospectus supplement and the accompanying prospectus and the historical consolidated financial statements and the notes thereto referred to above. See “Where You Can Find More Information and Incorporation by Reference” in this prospectus supplement.

	As of and For the Three Months Ended December 31,		As of and For the Year Ended September 30,
($ in millions except per share data)	2017	2016	2017	2016	2015
Statement of Income Data:
Revenue	$3,080	2,922	$12,093	$12,483	$10,282
Cost of Products Sold	1,530	1,470	6,151	6,492	5,587
Selling and Administrative Expense	774	709	2,925	3,005	2,563
Research and Development Expense	192	182	774	828	632
Acquisitions and Other Restructurings	354	87	354	728	426
Other Operating (Income) Expense	—	(336)	410	—	—
Total Operating Costs and Expenses	2,850	2,111	10,615	11,053	9,207
Operating Income	230	811	1,478	1,430	1,074
Interest Expense	(158)	(95)	(521)	(388)	(371)
Interest Income	44	5	76	21	15
Other income (expense), net	(11)	(29)	(57)	11	21
Income Before Income Taxes	105	692	976	1,074	739
Income Tax Provision	241	131	(124)	97	44
Net Income	$(136)	$562	1,100	976	695
Basic Earnings Per Share	$(0.76)	$2.64	$4.70	$4.59	$3.43
Diluted Earnings Per Share	$(0.76)	$2.58	$4.60	$4.49	$3.35
Balance Sheet Data:
Total Current Assets	7,542	5,187	18,633	6,367	5,659
Total Assets	55,363	24,318	37,734	25,586	26,478
Short-term Debt	703	1,974	203	1,001	1,452
Total Current Liabilities	4,895	4,570	3,342	4,400	4,381
Long-term Debt	22,095	9,043	18,667	10,550	11,370
Total Shareholders’ Equity	21,247	7,583	12,948	7,633	7,164

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following summary unaudited pro forma condensed combined statements of income of the Company for the three-month period ended December 31, 2017 and the fiscal year ended September 30, 2017 give effect to (i) the Bard Acquisition, (ii) our issuance of (x) 14,025,000 shares of our common stock at a public offering price of $176.50 per share, and (y) 49,500,000 depositary shares, each representing a 1/20th interest in a share of our mandatory convertible preferred stock, at a price of $50.00 per depositary share (collectively, the “Equity Financing”), in each case to finance a portion of the cash consideration paid in the Bard Acquisition, and (iii) the drawing of the full amount under the Term Loan Facility and the issuance of an aggregate principal amount of $10.8 billion of new senior notes (collectively, the “Debt Financing”), in each case to finance a portion of the cash consideration paid in the Bard Acquisition, and each as more fully described in the notes to the unaudited pro forma condensed combined financial information included in our Current Report on Form 8-K dated February 15, 2018 (the “Pro Forma 8-K”) and incorporated by reference in this prospectus supplement, as if they each occurred at the beginning of the period on October 1, 2016. The Bard Acquisition, the Equity Financing and the Debt Financing are hereinafter collectively referred to as the “Transactions”. The following summary unaudited pro forma condensed combined financial information does not give effect to this offering.

The summary unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, our historical audited and interim unaudited consolidated financial statements, including the notes thereto, and Bard’s historical audited and interim unaudited consolidated financial statements, including the notes thereto. Our financial statements are included in our Annual Report on Form 10-K for the year ended September 30, 2017 and our Quarterly Report on Form 10-Q for the quarter ended December 31, 2017, each of which have been incorporated by reference herein. The financial statements of Bard for the twelve months ended September 30, 2017 were derived from Bard’s historical audited consolidated financial statements included in Bard’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and unaudited interim consolidated financial statements included in Bard’s Quarterly Report on Form 10-Q for the nine months ended September 30, 2017 and 2016, which financial statements are incorporated by reference herein. The financial statements of Bard for the three months ended December 31, 2017 were derived from Bard’s unaudited interim consolidated financial statements, which are not incorporated by reference herein. The notes to the unaudited pro forma condensed combined financial information included in the Pro Forma 8-K describe the method of calculating the statement of income of Bard for the twelve months ended September 30, 2017 in order to conform to the fiscal year basis of BD.

The summary unaudited pro forma condensed combined financial information includes unaudited pro forma adjustments that are factually supportable and directly attributed to the Transactions. In addition, the unaudited pro forma adjustments are expected to have a continuing impact on the Company’s consolidated results. Assumptions underlying the pro forma adjustments are described in the notes to the unaudited pro forma condensed combined financial information included in the Pro Forma 8-K, which should be read in conjunction with the summary unaudited pro forma condensed combined financial information contained below.

The unaudited pro forma adjustments are based upon available information and certain assumptions that our management believes are reasonable. The summary unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of our financial position or results of operations that would have occurred had the Transactions been consummated as of the dates indicated. In addition, the summary unaudited pro forma condensed combined financial information is not necessarily indicative of our future financial condition or operating results.

Management expects that the strategic and financial benefits of the Bard Acquisition will result in certain cost savings opportunities, which have not been reflected in the unaudited pro forma condensed combined statements of income for either period.

The Bard Acquisition was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which established a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the acquisition date. Accordingly, the consideration transferred was allocated to the underlying net assets in proportion to their respective fair values. The fair values of Bard’s identifiable tangible and intangible assets acquired and liabilities assumed were based on a preliminary estimate of fair value. Any excess of the purchase price over the estimated fair value of the net assets acquired was recorded as goodwill. The allocation of the purchase price to acquired assets and assumed liabilities based on their underlying fair values requires the extensive use of significant estimates and management’s judgment. Management believes the fair values recognized for the acquired assets and assumed liabilities are based on reasonable estimates and assumptions based on information currently available. The allocation of purchase price is preliminary at this time, and will remain as such until we complete valuations and other studies in order to finalize the valuation of the net assets acquired. These provisional estimates will be adjusted upon the availability of further information regarding events or circumstances which existed at the acquisition date and such adjustments may be significant.

	For the Three Months Ended December 31,	For the Year Ended September 30,
($ in millions except per share data)	2017	2017
	(unaudited)
Statement of Income Data:
Revenue	$4,044	$15,781
Cost of Products Sold(1)	2,077	8,234
Selling and Administrative Expense(1)	1,086	4,152
Research and Development Expense(1)	273	1,069
Acquisitions and Other Restructurings	75	334
Other Operating (Income) Expense	439	650
Total Operating Costs and Expenses	3,950	14,439
Operating Income	94	1,342
Interest Expense	(187)	(772)
Interest Income	44	76
Other (Expense) Income, Net	38	122
Income Before Income Taxes	(11)	768
Income Tax Provision	422	(356)
Net Income	(433)	1,124
Preferred Dividends	(38)	(152)
Net Income Attributable to Common Shareholders	$(471)	$972
Basic Earnings Per Common Share	$(1.76)	$3.66
Diluted Earnings Per Common Share	$(1.76)	$3.52
(1)	Includes depreciation and amortization expense of $532 for the three months ended December 31, 2017 and $2,043 for the year ended September 30, 2017.

RISK FACTORS

An investment in the notes involves a number of risks. You should carefully consider all the information set forth in this prospectus supplement and the accompanying prospectus and incorporated by reference herein before deciding to invest in the notes. In particular, we urge you to consider carefully the factors set forth below and under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2017, which is incorporated by reference herein (as such risk factors may be updated from time to time in our public filings, including our Quarterly Report on Form 10-Q incorporated by reference herein). Any of these risks could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus supplement and the accompanying prospectus. While we believe we have identified and discussed below and in the documents incorporated by reference herein the material risks affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect such business, financial condition and results of operations in the future.

Risks Related to the Notes

The notes will be effectively junior to all of our existing and future secured debt and structurally junior to the existing and future obligations of our subsidiaries.

The notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future liabilities that are not so subordinated; effectively junior to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes does not prohibit us from incurring additional senior debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

The notes are obligations of Becton, Dickinson and Company only and our operations are conducted through, and a substantial portion of our consolidated assets is held by, our subsidiaries.

The notes are obligations of Becton, Dickinson and Company. A substantial portion of our consolidated assets is held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from those subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our substantial debt.

Our ability to make scheduled payments of the principal of, and to pay interest on or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous.

Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Despite our current debt levels, we may still incur substantially more debt or take other actions which would intensify the risks discussed above.

Despite our current debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. We will be permitted under the terms of the indenture governing the notes to incur additional debt, secure certain existing or future debt, recapitalize our debt and take a number of other actions that are not limited by the terms of the indenture; these actions could have the effect of diminishing our ability to make payments on the notes when due.

Our credit ratings may not reflect all risks of your investment in the notes.

Any credit ratings assigned to the notes are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lower, suspended or withdrawn entirely by the applicable rating agencies, if, in such rating agency’s judgment, circumstances so warrant.

Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

You may not be able to sell your notes if an active trading market for the notes does not develop.

The notes constitute a new issue of securities with no established trading market. In addition, we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. We cannot provide you with any assurance regarding whether a trading market for the notes will develop following the consummation of this offering, nor can we provide you with any assurance regarding the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading market develops, you may be unable to resell the notes at any price or at all. Future trading prices of the notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•	the time remaining to the maturity of the notes;
•	the outstanding amount of the notes;
•	the terms related to redemption of the notes; and
•	the level, direction and volatility of market interest rates generally.

The price at which you will be able to sell your notes prior to maturity will depend on a number of factors and may be substantially less than the amount you originally invested.

We believe that the value of the notes in any secondary market will be affected by the supply of, and demand for, the notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

•	Market Interest Rates. We expect that the market value of the notes will be affected by changes in market interest rates. In general, if market interest rates increase, the market value of the notes may decrease. We cannot predict the future level of market interest rates.
•	Our Credit Rating, Financial Condition and Results of Operations. We expect that the notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the notes may lower our rating or decide not to rate the notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the notes. In general, if our credit rating is downgraded, the market value of the notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter. Furthermore, the credit ratings assigned to the notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your notes. See “—Our credit ratings may not reflect all risks of your investment in the notes.”

Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances.

There are limited covenants in the indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the indenture governing the notes. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture governing the notes from granting security interests over our assets, except to the extent described under “Description of Notes— Certain Covenants—Restrictions on Secured Debt,” or from paying dividends, making investments or issuing or repurchasing our securities.

In addition, there are no financial covenants in the indenture. You are generally not protected under the indenture in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction that may adversely affect you.

Redemption may adversely affect your return on the notes.

We have the right to redeem some or all of the notes prior to maturity, as described under “Description of Notes— Optional Redemption.” We may redeem the notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

As described under “Description of Notes—Offer to Repurchase Upon Change of Control Triggering Event,” we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

The amount of interest payable on the notes is set only once per period based on the Three Month LIBOR on the interest determination date, which rate may fluctuate substantially.

In the past, the level of the Three Month LIBOR has experienced significant fluctuations. You should note that historical levels, fluctuations and trends of the Three Month LIBOR are not necessarily indicative of future levels. Any historical upward or downward trend in the Three Month LIBOR is not an indication that the Three Month LIBOR is more or less likely to increase or decrease at any time during a floating rate interest period for the notes, and you should not take the historical levels of the Three Month LIBOR as an indication of its future performance. You should further note that although the actual Three Month LIBOR on an interest payment date for the notes or at other times during an interest period may be higher than the Three Month LIBOR on the applicable interest determination date for the notes, you will not benefit from the Three Month LIBOR at any time other than on the interest determination date for such interest period for the notes. As a result, changes in the Three Month LIBOR may not result in a comparable change in the market value of the notes.

Increased regulatory oversight, changes in the method pursuant to which the LIBOR rates are determined and potential phasing out of LIBOR after 2021 may adversely affect the value of the notes.

LIBOR and other indices which are deemed “benchmarks” are the subject of recent national, international, and other regulatory guidance and proposals for reform. Some of these reforms are already effective while others are still to be implemented. These reforms may cause such benchmarks to perform differently than in the past, or have other consequences which cannot be predicted. Actions by regulators, law enforcement agencies or the British Bankers Association may result in changes to the manner in which LIBOR is determined or the establishment of alternative reference rates. For example, on July 27, 2017, the Financial Conduct Authority (the “FCA”) announced that it will no longer persuade or compel banks to submit LIBOR rates after 2021 (the

“FCA Announcement”). It is not possible to predict the effect of any such changes, any establishment of alternative reference rates or any other reforms to LIBOR that will be enacted in the United Kingdom and elsewhere. Uncertainty as to the nature of such potential changes, alternative reference rates or other reforms may adversely affect the trading market for LIBOR based securities, including the notes.

In addition, any changes announced by the FCA, including the FCA Announcement, the ICE Benchmark Administration Limited or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur, the interest on the notes would be affected and, to the extent that the value of your notes is affected by reported LIBOR rates, the value of the notes may be affected. Further, if a LIBOR rate is not available on an interest determination date for the notes, the terms of the notes will require that we use the LIBOR rate available on the immediately preceding interest determination date for the notes, which may result in different than expected interest payments and could affect the value of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended December 31,	Year Ended September 30,
	Historical 2017	Historical 2017	Historical 2016	Historical 2015	Historical 2014	Historical 2013
Ratio of Earnings to Fixed Charges(1)	1.7	2.7	3.4	2.7	8.9	6.9
(1)	The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (including amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs (including amortization of debt expense) and interest allocable to rental expense.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $994.8 million, after deducting underwriting discounts and estimated net offering expenses payable by us. We expect to use the net proceeds of this offering, together with the proceeds from the EUR Notes Offering, to repay $1.366 billion principal amount outstanding under the Term Loan Facility and the Revolving Credit Facility and to pay accrued interest, related premiums, fees and expenses in connection therewith.

The Term Loan Facility matures in December 2020. The loans under the Term Loan Facility have an interest rate equal to either the Eurodollar rate, plus a margin of 112.5 to 200 basis points, or a base rate, plus a margin of 12.5 to 100 basis points. The applicable margin will be determined based on the credit ratings of our then-current long-term senior unsecured, unguaranteed debt securities. As of the date of this offering, the outstanding loans under the Term Loan Facility bear interest at LIBOR plus 1.50% per annum.

The Revolving Credit Facility matures in December 2022. The loans under the Revolving Credit Facility have an interest rate equal to either the Eurodollar rate, plus a margin of 100 to 170 basis points, or a base rate, plus a margin of 0 to 70 basis points. The applicable margin will be determined based on the credit ratings of our then-current long-term senior unsecured, unguaranteed debt securities. As of the date of this offering, the outstanding borrowings under the Revolving Credit Facility bear interest at LIBOR plus 1.30% per annum.

As of the date of this prospectus supplement, we had approximately $2.75 billion aggregate principal amount outstanding under the Term Loan Facility and Revolving Credit Facility.

Certain of the underwriters or their affiliates hold a portion of the Term Loan Facility or the Revolving Credit Facility and accordingly will receive a portion of the net proceeds of this offering. Certain of these underwriters, together with their respective affiliates and associated persons, will receive at least five percent of the net proceeds of this offering and therefore have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with FINRA Rule 5121. See “Underwriting (Conflicts of Interest).”

An affiliate of one of the underwriters for this offering also acted as the underwriter for the EUR Notes Offering.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2017 on:

•	an actual basis; and
•	an as adjusted basis giving effect to this offering, the EUR Notes Offering and the use of proceeds therefrom.

You should read this table in conjunction with “Use of Proceeds” appearing elsewhere in this prospectus supplement, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our unaudited financial statements and the accompanying notes, which are incorporated by reference into this prospectus supplement from our Quarterly Report on Form 10-Q for the three months ended December 31, 2017.

	As of December 31, 2017
	Actual	As Adjusted
($ in millions)
Cash and cash equivalents	$1,124	$1,124
Short-term indebtedness	$—	$0
Long-term indebtedness (including current portion):
Three-Year Term Loan Facility	2,244	$1,378
Revolving Credit Facility(1)(3)	—	—
1.375% Notes due 2018(1)(3)	500	—
4.900% Notes due 2018	200	200
2.133% Notes due 2019	723	723
0.368% Notes due 2019(2)	824	824
Notes offered in the EUR Notes Offering(4)	—	371
2.675% Notes due 2019	1,122	1,122
2.404% Notes due 2020	997	997
3.250% Notes due 2020	698	698
4.400% Notes due 2021	519	519
3.125% Notes due 2021	999	999
Floating Rate Notes due 2022	498	498
2.894% Notes due 2022	1,792	1,792
1.000% Notes due 2022(2)	587	587
3.300% Notes due 2023	296	296
3.875% Notes due 2024	182	182
3.363% Notes due 2024	1,737	1,737
3.734% Notes due 2024	1,367	1,367
3.000% Notes due 2026	491	491
6.700% Notes due 2026	179	179
1.900% Notes due 2026(2)	586	586
3.700% Notes due 2027	2,381	2,381
7.000% Debentures due 2027	165	165
6.700% Debentures due 2028	163	163
6.000% Notes due 2039	246	246
5.000% Notes due 2040	296	296
4.875% Notes due 2044	331	331
4.685% Notes due 2044	1,185	1,185
4.699% Notes due 2047	1,484	1,484
Notes offered hereby	—	995
Other long-term indebtedness	6	6
Total long-term indebtedness	22,798	22,798
Total shareholders’ equity	21,247	21,247
Total capitalization	44,045	44,045

(1)	As of December 31, 2017, we had $2.25 billion of availability under our existing Revolving Credit Facility, and access to an additional $500 million of availability subject to lender commitments.
(2)	Amount translated using an exchange rate of €1.00 to $1.1816, on December 31, 2017.
(3)	As of the date of this prospectus supplement, we had $500 million aggregate principal amount of outstanding borrowings under the Revolving Credit Facility, the proceeds of which were used to pay off the entire outstanding $500 million aggregate principal amount of our maturing 1.375% Notes due 2018.
(4)	Represents notes issued in the EUR Notes Offering that closed on February 22, 2018. Amount translated using an exchange rate of €1.00 to $1.24 on February 16, 2018.

DESCRIPTION OF NOTES

The following description of the particular terms of the notes offered in this prospectus supplement supplements the description of the general terms and provisions of the debt securities in the accompanying prospectus. In this section entitled “Description of Notes,” references to “Becton, Dickinson,” “BD,” “we,” “us” and “our” refer only to Becton, Dickinson and Company, as issuer of the notes and not to any of the subsidiaries of Becton, Dickinson and Company.

The notes will be issued by Becton, Dickinson under the indenture, dated as of March 1, 1997, between us and The Bank of New York Mellon Trust Company, N.A., as successor to JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) (the “Trustee”). The notes are unsecured and will rank equally in right of payment with all our other unsecured and unsubordinated indebtedness.

The following description is a summary, and does not describe every aspect of the notes and the indenture. The following description is subject to, and qualified in its entirety by, all the provisions of the indenture, including definitions of certain terms used in the indenture. Anyone who receives this prospectus supplement may obtain a copy of the indenture without charge upon request. See “Where You Can Find More Information and Incorporation by Reference.” You should read the indenture and the notes because they, and not this description, define your rights as a holder of the notes.

Terms of the Notes

The registered holder of a note will be treated as its owner for all purposes. Only registered holders will have rights under the indenture governing the notes. The notes will be issued in registered, book-entry form, in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.

The specific terms of the notes will be as follows:

•	Title of the notes: Floating Rate Notes due 2020
•	Total principal amount being issued: $1,000,000,000
•	Maturity date: December 29, 2020
•	Interest rate:

The interest rate for the first Interest Period will be 2.94364%. The interest rate for each Interest Period after the first Interest Period will be the Three Month LIBOR, as determined on the applicable Interest Determination Date, plus 0.875%.

The interest rate for the notes will be reset quarterly on each Interest Reset Date. The calculation agent will determine the Three Month LIBOR in accordance with the following provisions: with respect to any Interest Determination Date, the “Three Month LIBOR” will be the rate fixed in the London interbank market for three-month U.S. dollar deposits by ICE Benchmark Administration Limited (“ICE”) (or such other entity assuming the responsibility of ICE in calculating the London Inter-Bank Offered Rate in the event that ICE no longer does so), as such rate appears: (i) on the Reuters Monitor Money Rates Service page LIBOR01 (or a successor page on such service) or (ii) if such rate is not available, on such other information system that provides such information, in each case as of 11:00 a.m., London time, on such Interest Determination Date. If the Three Month LIBOR does not appear on such information systems, the Three Month LIBOR, in respect of such Interest Determination Date, will be determined as follows: the Company will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Company, to provide the calculation agent with its offered quotation for deposits in U.S. dollars for the period of three months commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time. If at least two quotations are provided, then the Three Month LIBOR on such Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, then the Three Month LIBOR on such Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such Interest Determination Date by three major reference banks in New York City selected by the Company for loans in U.S. dollars to leading European banks, having a three-month maturity and in a principal amount of not less than $1,000,000 for a single transaction in U.S. dollars in such market at such time; provided, however, that if we request quotations from banks that are not providing quotations in the manner described by this sentence, the Three Month LIBOR determined as of such Interest Determination Date will be the Three Month LIBOR in effect prior to such Interest Determination Date.

All percentages resulting from any calculation of any interest rate for the notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 3.876545% (or .03876545) would be rounded to 3.87655% (or .0387655)), and all U.S. dollar amounts will be rounded to the nearest cent, with one-half cent being rounded upward. Each calculation of the interest rate on the notes by the calculation agent will (in the absence of manifest error) be final and binding on the holders of the notes and the Company.

“Interest Determination Date” means, for each Interest Reset Date, the second Business Day preceding such Interest Reset Date.

“Interest Period” means for notes the period beginning on, and including, an interest payment date and ending on, but not including, the following interest payment date; provided that the first Interest Period will begin on March 1, 2018, and will end on, but not include, the first interest payment date.

“Interest Reset Date” means for each Interest Period, other than the first Interest Period, the first day of such Interest Period.

“Business Day” means any day other than a Saturday or Sunday, which is not a day on which banking institutions in the City of New York or London are authorized or required by law, regulation or executive order to close.

The Bank of New York Mellon Trust Company, N.A. will act as calculation agent for the notes.

•	Date interest starts accruing: March 1, 2018
•	Interest payment dates: March 29, June 29, September 29 and December 29
•	First interest payment date: June 29, 2018
•	Regular record dates for interest: March 14, June 14, September 14 and December 14
•	Redemption: See “—Optional Redemption”
•	Purchase of Notes Upon a Change of Control Triggering Event: See “—Offer to Redeem Upon Change of Control Triggering Event”
•	Listing: The notes will not be listed on any securities exchange or included in any automated quotation system.

An event of default for a particular series of notes under the indenture will not necessarily constitute an event of default for other series of notes or for any other series of debt securities under the indenture.

Additional Notes

We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes having the same ranking, interest rate, maturity and/or other terms as the notes. Any such additional notes issued should be considered fungible with and part of the same series of notes under the indenture as the notes offered hereby. In the event any additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such nonfungible additional notes will be issued with a separate CUSIP number so that they are distinguishable from the notes offered hereby.

Optional Redemption

We may, at our option, redeem the notes, in whole or in part, on the first business day after the date that is one year following the date of issuance of the notes or at any time or from time to time thereafter at a price equal to 100% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest to the redemption date. If we choose to do so, we will deliver a notice of redemption to you not less than 30 days and not more than 60 days before this redemption occurs.

Offer to Repurchase Upon Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event, unless we have exercised our right to redeem the notes as described under “—Optional Redemption,” each holder of outstanding notes will have the right to require us to purchase all or a portion of that holder’s notes (equal to $1,000 or an integral multiple of $1,000 in excess thereof) pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the rights of holders of such notes on the relevant record date to receive interest due on the relevant interest payment date.

Within 30 days following the date upon which the Change of Control Triggering Event has occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, in accordance with the procedures of DTC or otherwise, a notice to each holder of notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date the notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Holders of notes electing to have notes purchased pursuant to a Change of Control Offer will be required to surrender their notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the Trustee at the address specified in the notice, or transfer their notes to the Trustee by book-entry transfer pursuant to the applicable procedures of the Trustee, prior to the close of business on the third business day prior to the Change of Control Payment Date. The Change of Control Offer may be accepted for less than the entire principal amount of a note, but in that event the principal amount of such note remaining outstanding after repurchase must be equal to $1,000 or an integral multiple of $1,000 in excess thereof.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and that third party purchases all notes properly tendered and not withdrawn under its offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions herein, BD will be required to comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the provisions herein by virtue of such conflicts.

“Change of Control” means the occurrence of any one of the following:

•	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of BD and its subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to BD or one of its subsidiaries;
•	the consummation of any transaction (including without limitation, any merger or consolidation) the result of which is that any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding Voting Stock of BD, measured by voting power rather than number of shares;
•	BD consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, BD, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of BD or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of BD outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to the transaction; or
•	the adoption of a plan relating to the liquidation or dissolution of BD.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (a) BD becomes a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of BD’s Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no Person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the notes are rated below Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the date of the first public announcement by BD of any Change of Control (or pending Change of Control) and ending 60 days following consummation of that Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade and the downgrade would result in a Change of Control Triggering Event). Unless at least two of the Rating Agencies are providing a rating for the notes at the commencement of any Trigger Period, the notes will be deemed to be rated below Investment Grade by the Rating Agencies during that Trigger Period. Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with (i) any particular Change of Control unless and until such Change of Control has actually been consummated or (ii) any reduction in rating if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control (whether or not the Change of Control shall have occurred at the time of the reduction in rating).

“Fitch” means Fitch Ratings, Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); and a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by BD in accordance with the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Rating Agency” means each of Fitch, Moody’s and S&P; provided that if any of Fitch, Moody’s or S&P ceases to provide rating services to issuers or investors or fails to make a rating of the notes publicly available for reasons outside of BD’s control, BD may appoint a replacement for that Rating Agency.

“S&P” means S&P Global Ratings and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of that Person that is at the time entitled to vote generally in the election of the board of directors of that Person.

BOOK-ENTRY; DELIVERY AND FORM

The notes will be issued in registered global form in minimum denominations of $1,000 and multiples of $1,000 in excess of that amount. The notes will initially be represented by one or more fully registered global notes, which we refer to collectively as the “global notes.” Each such global note will be deposited upon issuance with the trustee for the notes as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. The notes will be issued only in the form of definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until they are exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts that each of these systems maintain as participants in DTC.

Ownership of beneficial interests in the global notes will be limited to persons that have accounts with DTC for such global notes, who we refer to as participants, or persons that may hold interests through participants. Upon the issuance of the global notes, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global notes beneficially owned by such participants.

Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC (with respect to interests of participants). Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interest in the global notes, except as described below. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

So long as DTC or its nominee is the registered owner of the global notes, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture governing the notes. Except as set forth below, owners of beneficial interests in the global notes will not be entitled to have notes represented by such global notes registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture governing the notes. Accordingly, each person owning a beneficial interest in the global notes must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture governing the notes.

We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in any of the global notes desires to give or take any action that a holder is entitled to give or take under the indenture governing the notes, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the global notes, such as redemptions, tenders, defaults, and proposed amendments to the note documents.

Principal and interest payments on interests represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of such global notes. None of us, the Trustee, any of our other agents or any agents of the Trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global notes as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

If DTC is at any time unwilling or unable to continue as depository for the global notes, and we fail to appoint a successor depository registered as a clearing agency under the Exchange Act within 90 days, we will issue notes in definitive form in exchange for the global notes. Any notes issued in definitive form in exchange for such global notes will be registered in such name or names, and will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof, in each case as DTC shall instruct the Trustee. It is expected that such instructions will be based upon directions received by DTC from participants with respect to ownership of beneficial interests in the global notes.

DTC has advised us that DTC is a limited purpose trust company organized under the Banking Law of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) directly or indirectly own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Same-Day Settlement and Payment

All payments of principal and interest on the notes will be made by us in immediately available funds. The notes will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds.

U.S. FEDERAL INCOME TAX CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the U.S. federal income tax considerations generally applicable to the ownership and disposition of notes. This discussion does not address specific tax consequences that may be relevant to particular persons in light of their individual circumstances (including, for example, entities treated as partnerships for U.S. federal income tax purposes or partners or members therein, banks or other financial institutions, broker-dealers, insurance companies, regulated investment companies, tax exempt entities, common trust funds, U.S. expatriates, controlled foreign corporations, dealers in securities or currencies, and persons in special situations, such as those who hold the notes as part of a straddle, hedge, synthetic security, conversion transaction or other integrated investment comprised of the notes and one or more other investments). This discussion is limited to non-U.S. holders (as defined below) that purchase the notes in the initial offering at the issue price listed on the cover of this prospectus supplement and that hold such notes as capital assets (generally, property held for investment purposes) for U.S. federal income tax purposes. In addition, this discussion does not describe any tax consequences arising under U.S. federal gift and estate tax, Medicare contribution tax or other U.S. federal tax laws or under the laws of any state, local or foreign jurisdiction. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. There can be no assurance that the Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of acquiring, owning or disposing of the notes.

Prospective purchasers of the notes are urged to consult their tax advisors concerning the U.S. federal income tax consequences to them of acquiring, owning and disposing of the notes, as well as the application of other U.S. federal tax laws and state, local and foreign tax laws.

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of notes who, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation or other entity treated as a corporation for U.S. federal income tax purposes that is created or organized under the laws of the United States, or any state thereof or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income tax regardless of its source; or (iv) a trust (A) if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (B) that validly elects to be treated as a U.S. person for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is the beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder of notes that is a partnership and partners in such a partnership are urged to consult their tax advisors concerning the U.S. federal income tax consequences of acquiring, owning and disposing of notes.

Interest

Subject to the Foreign Account Tax Compliance Act discussion below, a non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that (i) such interest is not effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder (or, if certain tax treaties apply, if such interest is not attributable to a permanent establishment or fixed base within the United States by the non-U.S. holder) and (ii) the non-U.S. holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock, (B) is not a controlled foreign corporation related to us directly or constructively through stock ownership, and (C) satisfies certain certification requirements. Such certification requirements will be met if (x) the non-U.S. holder provides to the applicable payor its name and address, and certifies on an IRS Form W-8BEN or IRS Form W-8BEN-E (or successor form), under penalties of perjury, that it is not a U.S. person or (y) a securities clearing organization or one of certain other financial institutions holding the note on behalf of the non-U.S. holder certifies on IRS Form W-8IMY, under penalties of perjury, that the certification referred to in clause (x) has been received by it and furnishes us or our paying agent with a copy thereof. In addition, we or our paying agent must not have actual knowledge or reason to know that the beneficial owner of the notes is a U.S. person.

If interest on the notes is not effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder but such non-U.S. holder cannot satisfy the other requirements outlined in the preceding paragraph, interest on the notes generally will be subject to U.S. federal withholding tax (currently imposed at a 30% rate, or a lower applicable treaty rate).

If interest on the notes is effectively connected with the conduct of a trade or business in the United States by a non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base in the United States, then the non-U.S. holder will generally be subject to U.S. federal income tax on such interest in the same manner as if such holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax (currently imposed at a rate of 30%, or a lower applicable treaty rate). Any such interest will not also be subject to U.S. federal withholding tax, however, if the non-U.S. holder delivers to us a properly executed IRS Form W-8ECI (or appropriate substitute form) in order to claim an exemption from U.S. federal withholding tax.

Disposition of the Notes

Except with respect to accrued but unpaid interest, which will generally be taxed as described above under “Payments of Interest,” and subject to the discussions of the Foreign Account Tax Compliance Act (discussed below), a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding thereof) with respect to gain, if any, recognized upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of a note (collectively, a “Disposition”) unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the non-U.S. holder and, if certain tax treaties apply, is attributable to a permanent establishment or fixed base within the United States, or (ii) in the case of a non-U.S. holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year and certain other conditions are satisfied.

In the case of (i) above, any gain or loss recognized by the non-U.S. holder on the Disposition of the notes will generally be subject to U.S. federal income tax in the same manner as if the non-U.S. holder were a U.S. person and, in the case of a non-U.S. holder that is a foreign corporation, may also be subject to the branch profits tax discussed above. In the case of (ii) above, the non-U.S. holder will generally be subject to a 30% tax on any capital gain recognized on the Disposition of the notes (after being offset by certain U.S. source capital losses). These holders are urged to consult their tax advisors with respect to the U.S. tax consequences of the ownership and Disposition of the notes.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on the notes, and, after December 31, 2018, gross proceeds on the Disposition of the notes, held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest payable on the notes and, after December 31, 2018, gross proceeds from the Disposition of the notes held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of the Treasury. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules on an investment in the notes.

CERTAIN BENEFIT PLAN INVESTOR CONSIDERATIONS

Each holder of notes that is a “Plan” and that acquires notes in connection this offering will be deemed to make the representations in the following paragraph. For this purpose, a “Plan” is (i) any “employee benefit plan” subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) an individual retirement account (an “IRA”) and other arrangements subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an entity whose underlying assets include “plan assets” within the meaning of ERISA by reason of the investments by such plans or accounts or arrangements therein.

Each holder of notes in this offering that is a Plan and that acquires the notes in connection with this offering will be deemed to have represented by its purchase and holding of the notes offered hereby that a fiduciary (the “Fiduciary”) independent of us, the underwriters or any of our or their affiliates (the “Transaction Parties”) acting on the Plan’s behalf is responsible for the Plan’s decision to acquire and hold the notes in this offering and that such Fiduciary:

(i)	is either a U.S. bank, a U.S. insurance carrier, a U.S. registered investment adviser, a U.S. registered broker-dealer or an independent fiduciary with at least $50 million of assets under management or control, in each case under the requirements specified in the U.S. Code of Federal Regulations, 29 C.F.R. Section 2510.3-21(c)(1)(i), as amended from time to time,
(ii)	in the case of a Plan that is an IRA, is not the IRA owner, beneficiary of the IRA or relative of the IRA owner or beneficiary,
(iii)	is capable of evaluating investment risks independently, both in general and with regard to the prospective investment in the notes,
(iv)	is a fiduciary under ERISA or the Code, or both, with respect to the decision to acquire the notes,
(v)	has exercised independent judgment in evaluating whether to invest the assets of the Plan in the notes,
(vi)	understands and has been fairly informed of the existence and the nature of the financial interests of the Transaction Parties in connection with the Plan’s acquisition and holding of the notes,
(vii)	understands that the Transaction Parties are not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity to the Plan, in connection with the Plan’s acquisition or holding of the notes, and
(viii)	confirms that no fee or other compensation will be paid directly to any of the Transaction Parties by the Plan, or any fiduciary, participant or beneficiary of the Plan, for the provision of investment advice (as opposed to other services) in connection with the Plan’s acquisition or holding of the notes.

In addition, each holder of notes will be deemed to represent and warrant that either (i) no portion of the assets used by it to acquire or hold the notes, or any interest therein, constitutes “plan assets” (within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA) of any Plan or (ii) its purchase and holding of the notes, or any interest therein, will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

UNDERWRITING (CONFLICTS OF INTEREST)

Becton, Dickinson and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase the principal amount of the notes indicated in the following table.

Underwriter	Principal Amount of Notes to be Purchased
Barclays Capital Inc	$432,500,000
Wells Fargo Securities, LLC..	432,500,000
BNY Mellon Capital Markets, LLC..	15,000,000
ING Financial Markets LLC..	15,000,000
Loop Capital Markets LLC..	30,000,000
PNC Capital Markets LLC..	15,000,000
Standard Chartered Bank..	15,000,000
TD Securities (USA) LLC..	15,000,000
U.S. Bancorp Investments, Inc..	15,000,000
The Williams Capital Group, L.P	15,000,000
Total	$1,000,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the relevant initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.15%, of their principal amount. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the relevant initial public offering price of up to 0.10%, of their principal amount. If all the notes are not sold at the initial public offering price of the notes, the underwriters may change the public offering price of the notes and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

To the extent any underwriter that is not a U.S.-registered broker-dealer intends to effect sales of notes in the United States, it will do so through one or more U.S.-registered broker-dealers in accordance with the applicable U.S. securities laws and regulations and the rules of FINRA.

The notes constitute a new issue of securities with no established trading market. The underwriters have advised us that they currently intend to make a market in the notes. The underwriters, however, are not obligated to do so, and any market-making activity with respect to the notes may be discontinued at any time without notice.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

We estimate that our share of the total expenses of the offering, excluding the underwriting discount, will be approximately $2.7 million.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, engaged, and may in the future engage in, various investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, for which they received or will receive customary fees. Certain of the underwriters for this offering also acted as underwriters for the offerings of certain of our existing senior notes. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our Term Loan Facility and Revolving Credit Facility and accordingly will receive a portion of the net proceeds of this offering. Certain of these underwriters, together with their respective affiliates and associated persons, will receive at least five percent of the net proceeds of this offering and therefore have a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. An underwriter that has a “conflict of interest” will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. An affiliate of one of the underwriters for this offering also acted as the underwriter for the EUR Notes Offering.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

The notes are offered globally for sale only in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons outside the United States who receive this prospectus supplement and the accompanying prospectus should inform themselves about and observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation.

Canada

The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.

The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the “Insurance Mediation Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the “Prospectus Directive”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPS Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Directive.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”),

(ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is who is an accredited investor, securities (as defined in Section 239(a) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A)or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276 (7) of the SFA; or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Taiwan

The notes have not been, and will not be, registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or other regulatory authority of Taiwan pursuant to applicable securities laws and regulations and may not be sold, issued or offered within the Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Taiwan Securities and Exchange Act or relevant laws and regulations that requires a registration, filing or approval of the Financial Supervisory Commission of Taiwan and/or other regulatory authority of the Taiwan. No person or entity in Taiwan is authorized to offer, sell or distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus.

The notes may be made available to Taiwan resident investors outside Taiwan for purchase by such investors outside Taiwan for purchase outside Taiwan by investors residing in Taiwan, but may not be issued, offered sold or resold in Taiwan, unless otherwise permitted by Taiwan laws and regulations. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

United Arab Emirates

The offering of the notes has not been approved or licensed by the UAE Central Bank, the UAE Securities and Commodities Authority (“SCA”), the Dubai Financial Services Authority (“DFSA”) or any other relevant licensing authorities in the UAE, and the notes may not be offered to the public in the UAE (including the DIFC). This prospectus supplement and the accompanying prospectus are being issued to a limited number of institutional and individual investors:

(a)	who meet the criteria of a “Qualified Investor” as defined in the SCA Board of Directors Decision No. 3 R.M. of 2017 (but excluding subparagraph 1(d) in the “Qualified Investor” definition relating to natural persons);
(b)	upon their request and confirmation that they understand that the notes have not been approved or licensed by or registered with the UAE Central Bank, the SCA, DFSA or any other relevant licensing authorities or governmental agencies in the UAE; and

(c)	upon their confirmation that they understand that the prospectus supplement and the accompanying prospectus must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose.

United Kingdom

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Becton, Dickinson; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

Gary DeFazio, Senior Vice President, Corporate Secretary and Associate General Counsel of Becton, Dickinson and Company, will issue an opinion about certain New Jersey law matters in connection with the offering of the notes. The validity of the notes offered hereby will be passed upon for Becton, Dickinson and Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Becton, Dickinson and Company, appearing in Becton, Dickinson and Company’s Annual Report (Form 10-K) for the year ended September 30, 2017, and the effectiveness of Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of C. R. Bard, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

BECTON, DICKINSON AND COMPANY

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
DEBT SECURITIES
WARRANTS
PURCHASE CONTRACTS
UNITS

We may offer, issue and sell from time to time common stock, preferred stock, depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares, debt securities, warrants, purchase contracts or units that may include any of these securities or securities of other entities.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “BDX.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

Investing in these securities involves certain risks. Please refer to the “Risk Factors” section beginning on page 3 and the supplemental risk factors contained in any applicable prospectus supplement and in the documents we incorporate by reference for a description of the risks you should consider when evaluating such investment.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2017

You should rely only on the information contained in or incorporated by reference in this prospectus, in any supplement or in any free writing prospectus filed by us with the Securities and Exchange Commission (the “SEC”). We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus, in any supplement or in any such free writing prospectus is accurate as of any date other than their respective dates. The terms “BD,” “we,” “us,” and “our“ refer to Becton, Dickinson and Company.

BECTON, DICKINSON AND COMPANY

We are a global medical technology company engaged in the development, manufacture and sale of a broad range of medical supplies, devices, laboratory equipment and diagnostic products used by healthcare institutions, life science researchers, clinical laboratories, the pharmaceutical industry and the general public.

We are advancing the world of health by improving medical discovery, diagnostics and the delivery of care. We lead in patient and health care worker safety and the technologies that enable medical research and clinical laboratories. We provide innovative solutions that help advance medical research and genomics, enhance the diagnosis of infectious disease and cancer, improve medication management, promote infection prevention, equip surgical and interventional procedures, and support the management of diabetes. We partner with organizations around the world to address some of the most challenging global health issues. We have more than 40,000 associates across 50 countries who work in close collaboration with customers and partners to help enhance outcomes, lower health care delivery costs, increase efficiencies, improve health care safety and expand access to health.

We were incorporated under the laws of the State of New Jersey in November 1906, as successor to a New York business started in 1897. Our executive offices are located at 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, and our telephone number is (201) 847-6800. Our Internet website is www.bd.com. The information provided on our Internet website is not a part of this prospectus and, therefore, is not incorporated herein by reference.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement and any applicable free writing prospectus together with additional information described under the heading “Where You Can Find More Information and Incorporation by Reference.”

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement (of which this prospectus forms a part) and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than, in each case, documents or information deemed to have been furnished but not filed in accordance with SEC rules), on or after the date of this prospectus until the termination of the offering under this prospectus and any applicable supplement:

(a) Annual report on Form 10-K for the fiscal year ended September 30, 2016;

(b) The portions of our Proxy Statement on Schedule 14A for our 2017 annual meeting of stockholders filed with the SEC on December 15, 2016 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 30, 2016;

(c) Quarterly reports on Form 10-Q for the quarterly period ended December 31, 2016 and March 31, 2017;

(d) Current reports on Form 8-K filed with the SEC on December 1, 2016, December 2, 2016, December 5, 2016, December 9, 2016, January 19, 2017, January 26, 2017, April 24, 2017 and May 8, 2017; and

(e) The description of our common stock, par value $1.00 per share, contained in our registration statement on Form 8-A, including any further amendment or report filed for the purpose of updating such description.

You may request a copy of our filings, at no cost, by writing or telephoning the Office of the Corporate Secretary of Becton, Dickinson and Company, 1 Becton Drive, Franklin Lakes, New Jersey 07417-1880, telephone (201) 847-6800 or by going to our Internet website at www.bd.com. Our Internet website address is provided as an inactive textual reference only. The information provided on our Internet website is not part of this prospectus and, therefore, is not incorporated herein by reference.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement or any document incorporated by reference herein and therein may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “plan,” “expect,” “believe,” “intend,” “will,” “may,” “anticipate,” “estimate” and other words of similar meaning in conjunction with, among other things, discussions of future operations and financial performance (including volume growth, sales and earnings per share growth, and cash flows) and statements regarding our strategy for growth, future product development, regulatory approvals, competitive position and expenditures. All statements that address our future operating performance or events or developments that we expect or anticipate will occur in the future are forward-looking statements.

Forward-looking statements are, and will be, based on management's then-current views and assumptions regarding future events, developments and operating performance and speak only as of their dates. Investors should realize that if underlying assumptions prove inaccurate, or risks or uncertainties materialize, actual results could vary materially from expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, we undertake no obligation to update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events and developments or otherwise, except as required by applicable law or regulations.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risk factors described in any applicable prospectus supplement and any risk factors set forth in our period reports and public filings with the SEC, which are incorporated by reference in this prospectus, before making an investment decision. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations or adversely affect our results of operations or financial condition. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information and Incorporation by Reference.”

USE OF PROCEEDS

Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including working capital, acquisitions, retirement of debt and other business opportunities.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Six-Months Ended March 31,		Year Ended September 30,
	2017	2016	2016	2015	2014	2013	2012
Ratio of earnings to fixed charges	5.9	3.8	3.4	2.7	8.9	6.9	8.6

The ratios of earnings to fixed charges were calculated by dividing earnings by fixed charges. Earnings were calculated by adding income from continuing operations before income taxes; net capitalized interest (including amortization of capitalized interest less interest capitalized for the period); and fixed charges. Fixed charges were calculated by adding total interest costs; interest allocable to rental expense; and amortization of debt expense.

We have not paid a preference security dividend for any of the periods presented.

DESCRIPTION OF SECURITIES

This prospectus contains a summary of the securities that BD may offer and sell from time to time. These summaries are not meant to be a complete description of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

The following description of our capital stock is based upon our certificate of incorporation, our bylaws and applicable provisions of law. We have summarized certain portions of our certificate of incorporation and bylaws below. The summary is not complete. Our certificate of incorporation and bylaws are incorporated by reference in the registration statement for these securities, of which this prospectus forms a part, that we have filed with the SEC. You should read the certificate of incorporation and bylaws for the provisions that are important to you. See “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain copies.

We have 640,000,000 shares of authorized common stock, $1.00 par value per share, and 5,000,000 shares of authorized preferred stock, $1.00 par value per share.

Our bylaws also provide that only the Chairman of the Board, the Chief Executive Officer, the President, the board of directors or shareholders who collectively own 25% or more of the voting power of BD's outstanding stock entitled to vote on the matters to be brought may call special meetings of the stockholders.

Common Stock

   Listing

Our outstanding shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the symbol “BDX.” Any additional common stock we issue also will be listed on the NYSE.

   Dividends

Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of any funds legally available for dividends. We will pay dividends on our common stock only if we have paid or provided for dividends on any outstanding series of preferred stock for all prior periods.

   Voting

Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future with respect to any class or series of preferred stock that the board of directors may hereafter authorize.

   Fully Paid

Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Any additional common stock we issue will also be fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as stockholders.

   Other Rights

We will notify common shareholders of any shareholders' meetings according to applicable law. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common shareholders will share equally in the assets remaining after we pay our creditors and preferred shareholders. The holders of common stock have no preemptive rights to purchase our shares of stock. Shares of common stock are not subject to any redemption or sinking fund provisions and are not convertible into any of our other securities.

Preferred Stock

Our board of directors may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval.

The following description of the terms of the preferred stock sets forth certain general terms and provisions of our authorized preferred stock. If we offer preferred stock, a description will be filed with the SEC and the specific designations and rights will be described in the prospectus supplement, including the following terms:

•	the series, the number of shares offered and the liquidation value of the preferred stock;

•	the price at which the preferred stock will be issued;
•	the dividend rate, the dates on which the dividends will be payable and other terms relating to the payment of dividends on the preferred stock;
•	the voting rights of the preferred stock;
•	whether the preferred stock is redeemable or subject to a sinking fund, and the terms of any such redemption or sinking fund;
•	whether the preferred stock is convertible or exchangeable for any other securities, and the terms of any such conversion; and
•	any additional rights, preferences, qualifications, limitations and restrictions of the preferred stock.

The description of the terms of the preferred stock to be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of amendment to our certificate of incorporation relating to the applicable series of preferred stock. The registration statement of which this prospectus forms a part will include the certificate of amendment as an exhibit or incorporate it by reference.

Undesignated preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of our management. The issuance of shares of preferred stock may adversely affect the rights of the holders of our common stock. For example, any preferred stock issued may rank prior to our common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. As a result, the issuance of shares of preferred stock may discourage bids for our common stock or may otherwise adversely affect the market price of our common stock or any existing preferred stock.

The preferred stock will, when issued, be fully paid and non-assessable.

Anti-Takeover Provisions

Certain provisions in our certificate of incorporation and by-laws, as well as certain provisions of New Jersey law, may make more difficult or discourage a takeover of our business.

   Certain Provisions of Our Certificate of Incorporation and By-laws

We currently have the following provisions in our certificate of incorporation and by-laws which could be considered “anti-takeover” provisions:

•	an authorization for the issuance of blank check preferred stock. Our board of directors can set the voting rights, redemption rights, conversion rights and other rights relating to such preferred stock and could issue such stock in either private or public transactions. In some circumstances, the blank check preferred stock could be issued and have the effect of preventing a merger, tender offer or other takeover attempt that the board of directors opposes;
•	providing advanced written notice procedures and limitations with respect to shareholder proposals and the nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors;
•	a statement that special meetings of our shareholders may be called by the Chairman of our board of directors, the Chief Executive Officer or the President and must be called on the request in writing or by vote of a majority of our board of directors or on request in writing of shareholders of record owning 25% of the voting power of our outstanding capital stock entitled to vote;
•	allowing our directors to fill vacancies on our board of directors, including vacancies resulting from removal or enlargement of our board of directors;
•	granting our board of directors the authority to amend and repeal our bylaws without a stockholder vote; and
•	permitting a majority of our board of directors to fix the number of directors.

This provision may have the effect of delaying, deferring or preventing a change in control.

   Anti-Takeover Effects of the New Jersey Shareholders Protection Act

We are subject to Section 14A-10A of the New Jersey Shareholders Protection Act, a type of anti-takeover statute designed to protect stockholders against coercive, unfair or inadequate tender offers and other abusive tactics and to encourage any person contemplating a business combination with us to negotiate with our board of directors for the fair and equitable treatment of all stockholders. Subject to certain qualifications and exceptions, the statute prohibits an interested stockholder of a corporation from effecting a business combination with the corporation for a period of five years unless the corporation's board of directors approved the combination prior to the stockholder becoming an interested stockholder. In addition, but not in limitation of the five-year restriction, if applicable, corporations covered by the New Jersey statute may not engage at any time in a business combination with any interested stockholder of that corporation unless the combination is approved by the board of directors prior to the interested stockholder's stock acquisition date, the combination receives the approval of two-thirds of the voting stock of the corporation not beneficially owned by the interested stockholder or the combination meets minimum financial terms specified by the statute.

An “interested stockholder” is defined to include any beneficial owner of 10% or more of the voting power of the outstanding voting stock of the corporation and any affiliate or associate of the corporation who within the prior five year period has at any time owned 10% or more of the voting power of the then outstanding stock of the corporation.

The term “business combination” is defined broadly to include, among other things:

•	the merger or consolidation of the corporation with the interested stockholder or any corporation that is or after the merger or consolidation would be an affiliate or associate of the interested stockholder,
•	the sale, lease, exchange, mortgage, pledge, transfer or other disposition to an interested stockholder or any affiliate or associate of the interested stockholder of 10% or more of the corporation's assets, or
•	the issuance or transfer to an interested stockholder or any affiliate or associate of the interested stockholder of 5% or more of the aggregate market value of the stock of the corporation.

The effect of the statute is to protect non-tendering, post-acquisition minority stockholders from mergers in which they will be “squeezed out” after the merger, by prohibiting transactions in which an acquirer could favor itself at the expense of minority stockholders. The statute generally applies to corporations that are organized under New Jersey law, and have a class of stock registered or traded on a national securities exchange or registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preferred stock of any series. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, depositary agreements and depositary receipts described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable depositary agreement and depositary receipts for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a depositary agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related depositary agreement. Immediately following our issuance of the security related to the depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts. Subject to the terms of the depositary agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary receipt (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights).

DESCRIPTION OF DEBT SECURITIES

The following description sets forth general terms and provisions of the debt securities we may offer. The prospectus supplement will describe the particular terms of the debt securities being offered and the extent to which these general provisions may apply to those debt securities.

The debt securities will be issued under the indenture, dated March 1, 1997, between us and The Bank of New York Mellon Trust Company N. A., as trustee. A copy of the indenture is filed with the SEC as an exhibit to the registration statement relating to this prospectus and you should refer to the indenture for provisions that may be important to you. See “Where You Can Find More Information and Incorporation by Reference” for information on how to obtain copies.

General

The debt securities covered by this prospectus will be our unsecured and unsubordinated obligations. The indenture does not limit the aggregate principal amount of debt securities we can issue. The indenture provides that debt securities may be issued thereunder from time to time in one or more series.

The prospectus relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the debt securities of the series;
•	any limit upon the aggregate principal amount of the debt securities of the series and any limitation on our ability to increase the aggregate principal amount of debt securities of that series after initial issuance;
•	any date on which the principal of the debt securities of the series is payable (which date may be fixed or extendible);
•	the interest rate or rates and the method for calculating the interest rate;
•	if other than as provided in the indenture, any place where principal of and interest on debt securities of the series will be payable, where debt securities of the series may be surrendered for exchange, where notices or demands may be served and where notice to holders may be published and any time of payment at any place of payment;
•	whether we have a right to redeem debt securities of the series and any terms thereof;
•	whether you have a right to require us to redeem, repurchase or repay debt securities of the series and any terms thereof;
•	if other than denominations of $1,000 and any integral multiple, the denominations in which debt securities of the series shall be issuable;
•	if other than the principal amount, the portion of the principal amount of debt securities of the series which will be payable upon declaration of acceleration of the maturity;
•	if other than U.S. dollars, the currency or currencies in which payment of the principal of and interest on the debt securities of the series will be payable;
•	whether the principal and any premium or interest is payable in a currency other than the currency in which the debt securities are denominated;
•	whether we have an obligation to pay additional amounts on the debt securities of the series in respect of any tax, assessment or governmental charge withheld or deducted and any right that we may have to redeem those debt securities rather than pay the additional amounts;
•	if other than the person acting as trustee, any agent acting with respect to the debt securities of the series;
•	any provisions for the defeasance of any debt securities of the series in addition to, in substitution for or in modification of the provisions described in “— Defeasance and Covenant Defeasance”;

•	the identity of any depositary for registered global securities of the series other than The Depository Trust Company and any circumstances other than those described in “— Global Securities” in which any person may have the right to obtain debt securities in definitive form in exchange;
•	any events of default applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “— Events of Default”;
•	any covenants applicable to any debt securities of the series in addition to, in substitution for or in modification of those described in “— Covenants”; and
•	any other terms of the debt securities of the series.

The debt securities will be issued in registered form without coupons unless otherwise provided in a supplemental indenture or board resolution. Unless otherwise provided in a prospectus supplement, principal (unless the context otherwise requires, “principal” includes premium, if any) of and any interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at an office or agency designated for the debt securities, provided that, at our option, payment of interest may be made by check to the address of the person entitled thereto as it appears in the security register. Subject to the limitations provided in the indenture, such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith.

Debt securities may be issued under the indenture as original issue discount securities to be offered and sold at a substantial discount from the principal amount. If any debt securities are original issue discount securities, special federal income tax, accounting and other considerations may apply and will be described in the prospectus supplement relating to the debt securities. “Original Issue Discount Security” means any security which provides for an amount less than the principal amount to be due and payable upon acceleration of the maturity due to the occurrence and continuation of an event of default.

Consolidation, Merger and Sale of Assets

We have agreed not to consolidate or merge with any other person, sell, transfer, lease or otherwise dispose of all or substantially all of our properties and assets as an entirety unless:

•	we are the surviving person; or
•	the surviving person is a corporation organized and validly existing under the laws of the United States of America or any U.S. State or the District of Columbia and expressly assumes by a supplemental indenture all of our obligations under the debt securities and under the indenture; and
•	immediately before and after the transaction or each series of transactions, no default or event of default shall have occurred and be continuing; and
•	certain other conditions are met.

Upon any such consolidation, merger, sale, transfer, lease or other disposition, the surviving corporation will succeed to, and be substituted for, and may exercise every right and power that we have under the indenture and under the debt securities.

Events of Default

The following are “events of default” under the indenture with respect to debt securities of any series:

•	default in the payment of interest on any debt security when due, which continues for 30 days;
•	default in the payment of principal of any debt security when due;
•	default in the deposit of any sinking fund payment when due;
•	default in the performance of any other obligation contained in the indenture, which default continues for 60 days after we receive written notice of it from the trustee or from the holders of 25% in principal amount of the outstanding debt securities of that series;
•	specified events of bankruptcy, insolvency or reorganization of our company for the benefit of our creditors; or

•	any other event of default established for the debt securities of that series.

If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may require us to repay immediately:

•	the entire principal of the debt securities of that series; or
•	if the debt securities are original issue discount securities, that portion of the principal as may be described in the applicable prospectus supplement.

At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on that acceleration has been obtained, the holders of a majority in principal amount of the debt securities of that series may, under certain circumstances, waive all defaults with respect to that series and rescind and annul the acceleration.

We are required to furnish to the trustee annually an Officers' Certificate as to our compliance with all conditions and covenants under the indenture. We must notify the trustee within five days of any default or event of default.

The indenture provides that the trustee will, within 60 days after the occurrence of a default with respect to the debt securities of any series, give to the holders of the debt securities notice of all defaults. In certain instances, the trustee may withhold that notice if and so long as a responsible officer of the trustee in good faith determines that withholding the notice is in the interest of the holders of the debt securities. By “default” we mean any event which is, or after notice or passage of time would be, an event of default.

The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities, by notice to the trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Subject to the further conditions contained in the indenture, the holders of a majority in aggregate principal amount outstanding of the debt securities of any series may waive, on behalf of the holders of all debt securities of that series, any past default or event of default and its consequences except a default or event of default:

•	in the payment of the principal of, or interest on, any debt security of that series; or
•	in respect of a covenant or provision of such indenture which cannot under the terms of the indenture be amended or modified without the consent of the holder of each outstanding debt security that is adversely affected thereby.

The applicable prospectus supplement will describe any provisions for events of default applicable to the debt securities of any series in addition to, in substitution for, or in modification of, the provisions described above.

Covenants

We have agreed to some restrictions on our activities for the benefit of holders of the debt securities. Unless we state otherwise in a prospectus supplement , the restrictive covenants summarized below will apply so long as any of the debt securities are outstanding, unless the covenants are waived or amended. The prospectus supplement may contain different covenants. We have provided the definitions to define the capitalized words used in describing the covenants.

   Definitions

“Attributable Debt” means, with respect to a lease which we or any Restricted Subsidiary is at any time liable as a lessee, the total net amount of rent (discounted at a rate per annum equivalent to the interest rate inherent in such lease, as we determine in good faith, compounded semiannually) required to be paid during the remaining term of such lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended.

“Consolidated Net Tangible Assets” with respect to any Person means the total amount of such Person and the Subsidiaries' assets (less applicable reserves and other properly deductible items) after deducting (i) all current liabilities (excluding any liabilities constituting funded debt by reason of being renewable or extendible),

(ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, (iii) investments in and advances to Subsidiaries which are not Restricted Subsidiaries, and (iv) minority interests in the equity of Restricted Subsidiaries, all as determined on a consolidated basis in conformity with GAAP and set forth on the most recent consolidated balance sheet of such Person and its Subsidiaries.

“Funded Debt” means all indebtedness for borrowed money maturing more than 12 months after the time of computation thereof, guarantees of such indebtedness of others (except guarantees of collection arising in the ordinary course of business), and all obligations in respect of lease rentals which, under generally accepted accounting principles, are shown on a balance sheet as a non-current liability.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) now owned or hereafter acquired by us or any Restricted Subsidiary and used primarily for manufacturing, processing or warehousing and located in the United States (excluding its territories and possessions, but including Puerto Rico), the gross book value (without deduction of any depreciation reserves) of which is in excess of 2.0% of Consolidated Net Tangible Assets of the Company, other than any such building, structure or other facility or portion which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our Restricted Subsidiaries as an entirety.

“Restricted Subsidiary” means any subsidiary that substantially all of the property and operations of which are located in the United States (excluding its territories and possessions, but including Puerto Rico), and which owns or leases a Principal Property, except a subsidiary which is primarily engaged in the business of a finance company.

“Subsidiary” means a corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other subsidiaries, or by us and by one or more other subsidiaries.

   Restrictions on Secured Debt

If we or any Restricted Subsidiary incurs, issues, assumes or guarantees any debt secured by a mortgage on any Principal Property or on any shares of stock or debt of any Restricted Subsidiary, we will secure, or cause such Restricted Subsidiary to secure, the debt securities (and, if we choose, any other debt of ours or that Restricted Subsidiary which is not subordinate to the debt securities) equally and ratably with (or prior to) such secured debt. However, we may incur secured debt without securing this debt, if the aggregate amount of all such debt so secured, together with all our and our Restricted Subsidiaries' Attributable Debt in respect of certain sale and leaseback transactions involving Principal Properties, would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and we will exclude from our calculation of secured debt for the purposes of this restriction, debt secured by:

•	mortgages existing on properties on the date of the indenture,
•	mortgages on properties, shares of stock or debt existing at the time of acquisition (including acquisition through merger or consolidation), purchase money mortgages and construction mortgages,
•	mortgages on property of, or on any shares of stock or debt of, any corporation existing at the time that corporation becomes a Restricted Subsidiary,
•	mortgages in favor of Federal and State governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute,
•	mortgages in favor of us or a Restricted Subsidiary,
•	mortgages in connection with the issuance of tax-exempt industrial development bonds,
•	mortgages under workers' compensation laws, unemployment insurance laws or similar legislation, or deposit bonds to secure statutory obligations (or pledges or deposits for similar purposes in the ordinary course of business), or liens imposed by law and certain other liens or other encumbrances, and
•	subject to certain limitations, any extension, renewal or replacement of any mortgage referred to in the foregoing clauses.

   Restrictions on Sale and Leasebacks

We have agreed that we will not, and we will not permit any of our Restricted Subsidiaries to, enter into any sale and leaseback transaction involving the taking back of a lease, for a period of three or more years, of any Principal Property, the acquisition, completion of construction or commencement of full operation of which has occurred more than 120 days prior thereto, unless:

•	the commitment to enter into the sale and leaseback transaction was obtained during that 120-day period;
•	we or our Restricted Subsidiaries could create debt secured by a mortgage on the Principal Property as described under “— Restrictions on Secured Debt” above in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the debt securities;
•	within 120 days after the sale or transfer, we designate an amount to the retirement of Funded Debt, subject to credits for voluntary retirements of Funded Debt, equal to the greater of
(i)	the net proceeds of the sale of the Principal Property and
(ii)	the fair market value of the Principal Property, or
•	we or any Restricted Subsidiary, within a period commencing 180 days prior to and ending 180 days after the sale or transfer, have expended or reasonably expect to expend within such period any monies to acquire or construct any Principal Property or properties in which event we or that Restricted Subsidiary enter into the sale and leaseback transaction, but (unless certain other conditions are met) only to the extent that the Attributable Debt with respect to the sale and leaseback transaction is less than the monies expended or to be expended.

These restrictions will not apply to any sale and leaseback transactions between us and a Restricted Subsidiary or between a Restricted Subsidiary and another Restricted Subsidiary.

Modification and Waiver

Under the indenture we and the trustee may enter into one or more supplemental indentures without the consent of the holders of debt securities in order to:

•	evidence the succession of another corporation to our company and the assumption of our covenants by that successor,
•	provide for a successor trustee with respect to the debt securities of all or any series,
•	establish the forms and terms of the debt securities of any series,
•	provide for uncertificated or unregistered debt securities, or
•	cure any ambiguity or correct any mistake or to make any change that does not materially adversely affect the legal rights of any holder of the debt securities under the indenture.

We and the trustee may, with the consent of the holders of a majority in principal amount of the outstanding debt securities of each affected series, amend the indenture and the debt securities of any series for the purpose of adding any provisions to or changing or eliminating any provisions of the indenture or modifying the rights of holders of debt securities under the indenture. However, without the consent of each holder of any debt security affected, we may not amend or modify the indenture to:

•	change the stated maturity date of any installment of principal of, or interest on, any debt security,
•	reduce the principal amount of, or the rate of interest on, any debt security,
•	adversely affect the rights of any debt security holder under any mandatory redemption or repurchase provision,
•	reduce the amount of principal of an original issue discount security payable upon acceleration of its maturity,

•	change the place or currency of payment of principal of, or any premium or interest on, any debt security,
•	impair the right to institute suit for the enforcement of any payment or delivery on or with respect to any debt security,
•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to modify or amend the indenture or to waive compliance with certain provisions of the indenture,
•	reduce the percentage in principal amount of debt securities of any series, the consent of whose holders is required to waive any past default,
•	waive a default in the payment of principal of, or interest on, any debt security,
•	change any of our obligations to maintain offices or agencies where the debt securities may be surrendered for payment, registration or transfer and where notices and demands may be served upon us, or
•	change any of the above provisions, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of each holder of any debt security affected.

Defeasance and Covenant Defeasance

When we use the term “defeasance,” we mean discharge from some or all of our obligations under the indenture. Unless the terms of the debt securities of any series provide otherwise, we may elect either:

•	to defease and be discharged from any and all obligations with respect to
•	debt securities of any series payable within one year, or
•	other debt securities of any series upon the conditions described below; or
•	to be released from our obligations with respect to covenants described under “— Covenants” above and, if specified in the prospectus supplement, other covenants applicable to the debt securities of any series (“covenant defeasance“), upon (or, with respect to defeasance of debt securities payable later than one year from the date of defeasance, on the 91st day after) the deposit with the trustee, in trust for that purpose, of money and/or U.S. Government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of and interest on the debt securities.

As a condition to defeasance of any debt securities of any series payable later than one year from the time of defeasance, we must deliver to the trustee an opinion of counsel and/or a ruling of the Internal Revenue Service to the effect that holders of the debt securities will not recognize income, gain or loss for Federal income tax purposes as a result of that defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred.

We may exercise either defeasance option with respect to the debt securities of any series notwithstanding our prior exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities of any series may not be accelerated because of a default or an event of default. If we exercise our covenant defeasance option, payment of the debt securities of any series may not be accelerated by reason of an event of default with respect to the covenants to which the covenant defeasance applies. If acceleration were to occur by reason of another event of default, the realizable value at the acceleration date of the money and U.S. Government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities. In other words, the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors. We will, however, remain liable for such payments at the time of the acceleration.

Governing Law

The indenture and the debt securities are governed by and construed in accordance with the laws of the State of New York.

The Trustee

We maintain a banking relationship with the trustee or its affiliates. An affiliate of the trustee is also one of the broker-dealers we use in connection with our share repurchase program.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants' expiration date. Below is a description of the general terms and provisions of the warrants that we may offer. Further terms of the warrants will be described in the prospectus supplement.

The prospectus supplement will contain, where applicable, the following terms of and other information relating to the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency units in which the offering price, if any, and the exercise price are payable;
•	the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;
•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any security included in that unit;
•	any applicable material U.S. federal income tax consequences;
•	the identity of the warrant agent for the warrants and of any other depositories, execution or paying agents, transfer agents, registrars or other agents;
•	the proposed listing, if any, of the warrants or any securities purchasable upon exercise of the warrants on any securities exchange;
•	whether the warrants are to be sold separately or with other securities as parts of units;
•	if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;
•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;
•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the warrants;
•	the number of shares of common stock or preferred stock purchasable upon exercise of a warrant and the price at which those shares may be purchased;
•	if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;
•	information with respect to book-entry procedures, if any;
•	any anti-dilution provisions of the warrants;
•	any redemption or call provisions; and
•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•	debt securities or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination as specified in the applicable prospectus supplement;
•	currencies; or
•	commodities.

We may issue purchase contracts obligating holders to purchase from us, and obligating us to sell to holders, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. Alternatively, we may issue purchase contracts obligating us to purchase from holders, and obligating holders to sell to us, a specified or varying number of securities, currencies or commodities at a purchase price, which may be based on a formula, at a future date. We may be entitled to satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of that purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the prospectus supplement. The prospectus supplement will specify the methods by which the holders may purchase or sell those securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The purchase contracts may be entered into separately or as a part of units.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, and these payments may be unsecured or prefunded and may be paid on a current or deferred basis. The purchase contracts may require holders to secure their obligations under the contracts in a specified manner to be described in the prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of common stock or preferred stock or any combination of these securities, or securities of other entities. The prospectus supplement will describe:

•	the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;
•	a description of the terms of any unit agreement governing the units; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

FORMS OF SECURITIES

Each debt security, warrant and unit will be represented either by a certificate issued in definitive form to a particular investor or by one or more global securities representing the entire issuance of securities. Certificated securities in definitive form and global securities will be issued in registered form. Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable. Global securities name a depositary or its nominee as the owner of the debt securities, warrants or units represented by these global securities. The depositary maintains a computerized system that will reflect each investor's beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative, as we explain more fully below.

Registered global securities

The debt securities of each series will be issued in the form of one or more fully registered global debt securities that are registered in the name of The Depository Trust Company, or its nominee, as depositary, unless another depositary is designated for the debt securities of that series. Unless we state otherwise in a prospectus supplement, debt securities in definitive form will not be issued. Unless and until a global security is exchanged in whole or in part for debt securities in definitive form, it may not be registered for transfer or exchange except as a whole by the depositary for that global security to a nominee of the depositary.

Upon the issuance of any global security, and its deposit with or on behalf of the depositary, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by that global security to the accounts of institutions, the participants that are entitled to the registered global security that have accounts with the depositary designated by the underwriters or their agents engaging in any distribution of the debt securities. The depositary advises that pursuant to procedures established by it:

•	Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants.
•	Ownership of beneficial interests by participants in a global security will be shown on, and the transfer of the beneficial interests will be effected only through, records maintained by the depositary or by its nominee.
•	Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by the participants.

The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. The foregoing limitations and these laws may impair your ability to own, transfer or pledge beneficial interests in global securities.

As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or its nominee, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as specified below, owners of beneficial interests in a global security will not:

•	be entitled to have their debt securities represented by the global security registered in their names;
•	receive or be entitled to receive physical delivery of debt securities in certificated form; or
•	be considered the holders for any purposes under the indenture.

Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which that person holds its interest, in order to exercise any rights of a holder of debt securities under the indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder of debt securities is entitled to give or take under the indenture.

We understand that, under existing industry practices, if we request any action of holders of debt securities or any owner of a beneficial interest in a global security desires to give any notice or take any action a holder of debt securities is entitled to give or take under the indenture, the depositary would authorize the participants holding the relevant beneficial interests to give that notice or take that action, and the participants would authorize the beneficial owners owning through them to give the notice or take the action or would otherwise act upon the instructions of the beneficial owners owning through them.

The depositary or a nominee thereof, as holder of record of a global security, will be entitled to receive payments of principal and interest for payment to beneficial owners in accordance with customary procedures established from time to time by the depositary. The agent for the payment, transfer and exchange of the securities is the trustee, acting through its corporate trust office located in Chicago, Illinois.

We expect that the depositary, upon receipt of any payment of principal or interest in respect of a global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, and will be the responsibility of the participants. We, the trustee, our agents and the trustee's agents shall not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

If we determine that debt securities will no longer be maintained as global securities, or, if at any time an event of default has occurred and is continuing under the indenture, or if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered or in good standing under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days, we will issue debt securities in definitive certificated form in exchange for the registered global securities.

In the event that the book-entry system is discontinued, the following provisions shall apply. The trustee or any successor registrar under the indenture shall keep a register for the debt securities in definitive certificated form at its corporate trust office. Subject to the further conditions contained in the indenture, debt securities in definitive certificated form may be transferred or exchanged for one or more debt securities in different authorized denominations upon surrender of the debt securities at a corporate trust office of the trustee or any successor registrar under the indenture by the registered holders or their duly authorized attorneys. Upon surrender of any debt security to be transferred or exchanged, the trustee or any successor registrar under the indenture shall record the transfer or exchange in the security register and we will issue, and the trustee shall authenticate and deliver, new debt securities in definitive certificated form appropriately registered and in appropriate authorized denominations. The trustee shall be entitled to treat the registered holders of the debt securities in definitive certificated form, as their names appear in the security register as of the appropriate date, as the owners of the debt securities for all purposes under the indenture.

PLAN OF DISTRIBUTION

BD may sell the securities in one or more of the following ways (or in any combination) from time to time:

•	through underwriters or dealers;
•	directly to a limited number of purchasers or to a single purchaser; or
•	through agents.

The prospectus supplement will state the terms of the offering of the securities, including:

•	the name or names of any underwriters, dealers or agents;
•	the purchase price of such securities and the proceeds to be received by BD;
•	any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation;
•	any initial public offering price;
•	any discounts or concessions allowed or reallowed or paid to dealers; and
•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If we use underwriters in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:

•	negotiated transactions;
•	at a fixed public offering price or prices, which may be changed;
•	at market prices prevailing at the time of sale;
•	at prices related to prevailing market prices; or
•	at negotiated prices.

Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.

We may sell the securities through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from BD at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters and agents may be entitled under agreements entered into with BD to indemnification by BD against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the underwriters or agents may be required to make. Underwriters and agents may be customers of, engage in transactions with, or perform services for BD and its affiliates in the ordinary course of business.

Each series of securities other than the common stock, which is listed on the NYSE, will be a new issue of securities and will have no established trading market. Any underwriters to whom securities are sold for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities, other than the common stock, may or may not be listed on a national securities exchange.

VALIDITY OF SECURITIES

Unless otherwise indicated in the prospectus supplement with respect to any securities, the validity of the securities will be passed upon for us by Jeffrey S. Sherman, our Senior Vice President and General Counsel.

EXPERTS

The consolidated financial statements of Becton, Dickinson and Company, appearing in Becton, Dickinson and Company’s Annual Report (Form 10-K) for the year ended September 30, 2016, and the effectiveness of Becton, Dickinson and Company’s internal control over financial reporting as of September 30, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of C. R. Bard, Inc. as of December 31, 2016 and 2015, and for each of the years in the three-year period ended December 31, 2016 and, to the extent incorporated, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of December 31, 2016, contains an explanatory paragraph that states that C. R. Bard, Inc.’s management excluded from its assessment of the effectiveness of internal control over financial reporting the operations of Liberator Medical Holdings, Inc., which the company acquired on January 21, 2016. Liberator Medical Holdings, Inc.’s operations represented 2.1% of C. R. Bard, Inc.’s consolidated net sales for the year ended December 31, 2016 and assets associated with Liberator Medical Holdings, Inc.’s operations represented 0.4% of C. R. Bard, Inc.’s consolidated total assets as of December 31, 2016. Our audit of internal control over financial reporting of C. R. Bard, Inc. also excluded an evaluation of the internal control over financial reporting of Liberator Medical Holdings, Inc.

Becton, Dickinson and Company

$1,000,000,000 Floating Rate Notes due 2020

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays		Wells Fargo Securities
Co-Managers
BNY Mellon Capital Markets, LLC	ING	Loop Capital Markets	PNC Capital Markets LLC
Standard Chartered Bank	TD Securities	US Bancorp	The Williams Capital Group, L.P.

The date of this prospectus supplement is February 27, 2018